Exhibit 4.1

                      [Letterhead of Jackson Steinem, Inc.]

August 17, 2004


Linda Perry


         RE:      Proposed Reorganization

Dear Ms. Linda Perry:

         This letter agreement serves as the agreement between RTG Ventures, Inc. (the "Company") and Jackson Steinem, Inc. ("JSI") regarding compensation for non-legal services provided by JSI to the Company, including but not limited to services in connection with the Company's proposed reorganization transaction (the "GPO"). These services are not being offered in connection with any offer or sale of any of the Company's securities or in connection with any capital raising transaction for the benefit of the Company. For JSI's services in connection with the GPO, the Company shall duly issue and deliver to JSI, as soon as practicable, 500,000 shares of the Company's common stock at a value of $.05 per share. The Company agrees to register such shares on a Form S-8 registration statement and the parties agree and acknowledge that the shares will be issued to JSI which is the alter ego of, and wholly owned by, Adam S. Gottbetter. In the event the Form S-8 is not available to the Company, then the Company agrees hereunder to include the Shares in the first registration statement immediately following this agreement.

         The Company, under a separate agreement (the "Retainer Agreement"), has retained the legal services of Gottbetter & Partners, LLP ("G&P") as its corporate and securities counsel. The Company and JSI agree that this agreement and the consideration being paid hereunder are not in exchange for legal services, and no legal services have been or will be provided to the Company by JSI. In addition, JSI has not been asked to perform, is not required to perform, and has not performed any due diligence with respect to the above-referenced transactions, nor has it advised or counseled the Company as to the financial viability or likelihood of success of the above-referenced transaction.



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         G&P and JSI consist of the same principal owners. The Retainer
Agreement includes disclosures, waivers and consents regarding the conflict of interest raised by G&P's legal representation of the Company and JSI's relationship with the Company hereunder, which are specifically incorporated herein by reference.

         The Company acknowledges that the value of JSI's shares could have a substantially higher value than the value of the services provided by JSI. This Agreement is to be governed by New York law. It may be modified only in writing signed by JSI and the Company.

We look forward to working with you in completing the GPO(TM) for the Company.

Sincerely,

/s/ Adam S. Gottbetter
Adam S. Gottbetter
President


AGREED AND ACCEPTED:

RTG Ventures, Inc.


By:  /s/ Linda Perry

Name:  Linda Perry

Title:  Chief Executive Officer

Date:  August 17, 2004